Exhibit 16.1

KPMG

                KPMG LLP

                Chartered Accountants

Box 10426 777 Dunsmuir Street                           Telephone (604) 691-3000
Vancouver BC V7K  1K3                                     Telefax (604) 691-3031
Canada                                                               www.kpmg.ca

Mr. Ed Renyk
President
Naptau Gold Corporation
5391 Blundell
Richmond BC  V7C 1H3

June 2, 1999

Dear Mr. Renyk

Please be advised that we decline to stand for re-appointment as auditors of Naptau Gold Corporation (the "Company"). We recommend that you seek legal advice to ensure all relevant legal, statutory and regulatory requirements are met.

Yours very truly

/s/ D. C. Peniuk
D.C. Peniuk
 Partner
(604) 691-3105

DCP:cec/83 185
cc   Board of Directors

                       KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member of KPMG International, a Swiss association